Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Announces Stock Repurchase Plan

ELBA, ALABAMA (November 20, 2019)…The National Security Group, Inc. (NASDAQ:NSEC) today announced that its Board of Directors has authorized a common stock repurchase program of up to $1 million.

Under the repurchase program, the Company is authorized to repurchase shares in open market purchases as well as in privately negotiated transactions from time to time through May 31, 2020. Stock purchased under this program will be held as treasury stock and will be available for general corporate purposes. The repurchase program’s terms will comply with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The program is also subject to market conditions, applicable legal requirements, alternative cash needs that may arise and other factors, as determined by Company management. The repurchase program does not obligate the Company to acquire a specific number of shares and may be suspended or terminated at any time. Repurchases of the Company’s common stock will be financed primarily through free cash flow.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.

Information about forward-looking statements
Any statement contained in this report which is not a historical fact, or which might otherwise be considered an opinion or projection concerning the Company or its business, whether expressed or implied, is meant as and should be considered a forward-looking statement within the meaning of the "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on assumptions and opinions concerning a variety of known and unknown risks, including but not limited to changes in market conditions, natural disasters and other catastrophic events, increased competition, changes in availability and cost of reinsurance, changes in governmental regulations, technological changes, political and legal contingencies and general economic conditions, as well as other risks and uncertainties more completely described in the Company’s filings with the Securities and Exchange Commission. If any of these assumptions or opinions proves incorrect, any forward-looking statements made on the basis of such assumptions or opinions may also prove materially incorrect in one or more respects and could cause actual results to vary materially from our expected results. Please refer to the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission for information concerning the important factors that can cause results to differ materially from these forward-looking statements. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.